SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 16, 2005
REMOTE DYNAMICS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 301-2000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective December 22, 2005, Gerry Quinn resigned his position as a Director on the Board of Directors of Remote Dynamics, Inc. (the “Company”).
Item 8.01 Other Events.
     In its Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2005, the Company warned that it had expended substantially all of its available cash reserves and was currently in the process of raising additional capital. The Company further warned that if it was unable to raise additional capital within the month of December 2005, the Company would be forced to file for bankruptcy protection and/or cease operations.
     On December 16, 2005, in consideration of the Company reducing the exercise price on certain warrants held by SDS Capital Group SPC Ltd. (“SDS”), the sole holder of the Company’s Series B convertible preferred stock, from $0.67 to $0.30 per share, SDS exercised the warrants for the purchase of 1,125,000 shares of the Company’s common stock resulting in the receipt by the Company of cash proceeds in the amount of $337,500 (the “Warrant Exercise”).
     On December 23, 2005, the Company consummated the sale and assignment of certain of its patents and pending patent applications to Vehicle IP LLC in exchange for the payment by Vehicle IP LLC to the Company of $500,000 (the “Patent Sale”).
     As a result of the Warrant Exercise and the Patent Sale, the Company, in the aggregate, raised $837,500 of working capital in the month of December 2005. The Company is also currently in the process of seeking additional capital through the sale of debt and/or equity securities and currently believes that it will be able to consummate a transaction for such additional capital prior to depleting its available cash reserves. The certificate of designation for the Company’s Series B convertible preferred stock, which is part of the Company’s Certificate of Incorporation, requires the approval of the holders of its Series B convertible preferred stock to effect certain transactions, such as issuing senior or pari passu securities or issuing certain debt, and there can be no assurance that the Company will be able to obtain such approval.
     The Company currently believes that it must raise a minimum of $3 million in additional capital in order to sustain its operations through August 31, 2006. In order to sustain its operations through December 31, 2006, the Company currently believes that it must raise $1 million in addition to the $3 million for a total of $4 million in additional capital. The Company is currently forecasting an average monthly cash shortfall of approximately $333,000 for the period beginning January 1, 2006 through December 31, 2006. However, the Company’s ability to meet its current sales projections of the REDIview product line heavily influences its capital requirements and there can be no assurances that the Company will be able to achieve its current sales forecasts. If the Company fails to meet its current sales forecasts, the Company will require more than $3 million in additional capital to sustain its operations through August 31, 2006 and more than $4 million in additional capital to sustain its business operations through December 31, 2006.
     The Company currently believes that with the receipt of the proceeds from the Warrant Exercise and the Patent Sale and additional savings from operating cost reductions implemented in December 2005, the Company has sufficient funds to sustain its operations through mid-February 2006 which the Company currently believes will provide it with sufficient time to raise additional capital prior to depleting its available cash reserves. However, if the Company fails to achieve its current sales forecasts, the Company may deplete its cash reserves sooner than currently anticipated. There can be no assurance that the Company will be able to consummate a transaction for additional capital prior to substantially depleting its available cash reserves, and its failure to do so may force the Company to file for bankruptcy protection and/or cease operations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, INC.
/s/ Dennis R. Casey
Dennis R. Casey
Chief Executive Officer

Date: December 29, 2005